Exhibit 99.1

For Further Information Call:
Walter A. Shephard
Vice President Finance, CFO, and Treasurer
Voice: 860-704-3955
inquire@zygo.com

For Immediate Release

ZYGO ANNOUNCES SECOND QUARTER FISCAL 2008 RESULTS

MIDDLEFIELD, CT, JANUARY 31, 2008 – Zygo Corporation (NASDAQ: ZIGO) today announced net earnings of $1.2 million, or $0.07 per diluted share, for the second quarter of fiscal 2008. This included a one-time pre-tax charge of $1.5 million ($0.9 million net of tax) to fully reserve for a promissory note issued during the quarter pertaining to a potential acquisition of an unrelated third party. Excluding this charge, the Company’s net earnings would have been $2.1 million, or $0.12 per diluted share. For the second quarter of fiscal 2007, the Company had net earnings of $3.7 million, or $0.20 per diluted share. For the first six months of fiscal 2008, the Company recorded net earnings of $0.2 million, or $0.01 per diluted share, as compared with net earnings of $7.4 million, or $0.40 per diluted share, for the first six months of fiscal 2007. Excluding the $1.5 million charge, the Company would have had net earnings of $1.1 million, or $0.7 per diluted share, for the first six months of fiscal 2008.

The Company’s net sales were $40.4 million and $72.1 million for the second quarter and first six months of fiscal 2008, respectively, as compared with net sales of $44.7 million and $85.8 million for the second quarter and first six months of fiscal 2007. The Company saw an upturn in lithography and standard metrology instrument sales as compared with the first quarter of fiscal 2008.

Orders for the second quarter of fiscal 2008 were $42.9 million, an increase of $6.4 million, or 18%, over the first quarter of the fiscal year. Orders from the Company’s Metrology Division accounted for 80% of the orders received, with the Optics Division accounting for the remaining 20%. Orders for lithography products and display systems accounted for the majority of the increase.

Bruce Robinson, ZYGO’s Chairman and CEO, commented, “We are pleased with the progress we made in the second quarter. We have worked our way through a period of declining orders and sales in the lithography market and anticipate a continuing increase in lithography orders and sales for the remainder of the fiscal year. We also received $7.5 million of orders for our display systems, indicating that capital expenditure funding in this market may be increasing.”

Highlights for the quarter include:

  receiving a 10 system Display order for particle review stations and color filter photo spacer metrology.

  obtaining a new customer in China for color filter photo spacer metrology.

  shipping the first units of the long-range night vision surveillance systems.

  repurchasing our stock under the stock repurchase program that began in the first quarter. As of December 31, 2007, we have repurchased 1.3 million shares for $16.2 million.

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the second quarter of fiscal 2008 will be held at 6 PM Eastern Time on January 31, 2008 and can be accessed by dialing 800-771-6781. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated sales, orders, and growth rates, market opportunities, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on timing and market acceptance of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, investment portfolio returns, and fluctuations in our stock price. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2007.

Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$40,369	$44,682	$72,083	$85,789
Cost of goods sold	23,723	24,915	44,385	48,231
Gross profit	16,646	19,767	27,698	37,558

Selling, general, and administrative expenses	7,823	8,637	15,249	16,260
Research, development, and engineering expenses	5,463	5,461	11,105	10,585
Provision for doubtful accounts and notes	1,561	96	1,560	(2)
Operating profit (loss)	1,799	5,573	(216)	10,715

Other income
Interest income	670	703	1,481	1,428
Miscellaneous income (expense), net	274	(15)	476	30
Total other income	944	688	1,957	1,458
Earnings before income taxes
and minority interest	2,743	6,261	1,741	12,173

Income taxes	(988)	(2,191)	(627)	(4,260)
Minority interest	(576)	(356)	(879)	(547)
Net earnings	$1,179	$3,714	$235	$7,366

Basic - Earnings per share	$0.07	$0.20	$0.01	$0.41
Diluted - Earnings per share	$0.07	$0.20	$0.01	$0.40

Weighted average shares outstanding:
Basic	17,493	18,126	17,843	18,122
Diluted	17,807	18,566	18,186	18,504

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands of dollars)	December 31, 2007	June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$23,765	$17,826
Marketable securities	23,795	29,453
Receivables, net	25,269	32,476
Inventories	40,624	43,048
Prepaid expenses	2,337	2,240
Deferred income taxes	14,580	15,077
Total current assets	130,370	140,120

Marketable securities	11,992	22,879
Property, plant, and equipment, net	36,751	36,349
Deferred income taxes	6,817	5,700
Intangible assets, net	6,331	6,110
Other assets	978	436
Total assets	$193,239	$211,594

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$7,749	$8,720
Accrued expenses	17,814	22,463
Income taxes payable	981	1,103
Total current liabilities	26,544	32,286

Other long-term liabilities	2,576	555
Minority interest	1,104	976
Stockholders' equity	163,015	177,777
Total liabilities and stockholders' equity	$193,239	$211,594